Exhibit 10.1
FOURTH AMENDMENT
TO
2000 EQUITY INCENTIVE PLAN
OF
COUNTRYWIDE FINANCIAL CORPORATION
(Amended and Restated Effective June 16, 2004)
     WHEREAS, the Compensation Committee of the Board of Directors of Countrywide Financial Corporation (the “Company”) has determined that it is in the best interest of the Company to amend the 2000 Equity Incentive Plan of Countrywide Financial Corporation (Amended and Restated Effective June 16, 2004) to have optionees receive stock in lieu of cash in the event they wish to surrender options following a Corporate Change;
     NOW THEREFORE, the 2000 Plan is amended, effective as of December 23, 2005, in the following particulars:
     1. Section 9.2 is hereby deleted and new Section 9.2 is inserted in its place as follows:
     “9.2 Effect of Corporate Change. Notwithstanding anything contained in the Plan or an Option Document to the contrary, in the event of a Corporate Change:
     (a) (1) all Options outstanding on the date of such Corporate Change shall become immediately and fully exercisable and (2) an Optionee shall be permitted to surrender for cancellation within sixty (60) days after such Corporate Change, any Option or portion of an Option to the extent not yet exercised and the Optionee will be entitled to receive a payment in Shares (valued at the Fair Market Value on the date preceding the date of such surrender) equal to the excess, if any, of (x) (A) in the case of an Option not intended to qualify as an ISO, the greater of (i) the Fair Market Value, on the date preceding the date of surrender of the Shares subject to the Option or portion thereof surrendered, or (ii) the Adjusted Fair Market Value of the Shares subject to the Option or portion thereof surrendered or (B) in the case of an ISO, the Fair Market Value, on the date preceding the date of surrender, of the Shares subject to the Option or portion thereof surrendered, over (y) the aggregate purchase price for such Shares under the Option or portion thereof surrendered; provided however, that in the case of an Option granted within six (6) months prior to the Corporate Change to any Optionee who may be subject to liability under Section 16(b) of the Exchange Act, such Optionee shall be entitled to surrender for cancellation his or her Option during the sixty (60) day period commencing upon the expiration of six (6) months from the date of grant of any such Option. For purposes of this Section 9.2, the “Adjusted Fair Market Value” means the greater of (1) the highest price per Share paid to holders of the Shares in any transaction (or series of transactions) constituting or resulting in a Corporate Change or (2) the highest Fair Market Value of a Share during the ninety (90) day period ending on the date of the Corporate Change.”
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     IN WITNESS WHEREOF, the Company has caused this Fourth Amendment to be executed by its duly authorized officer this 29th day of December, 2005.

Countrywide Financial Corporation
By:	/s/ Marshall M. Gates
Marshall M. Gates
Senior Managing Director, Chief Administrative Officer

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